NUI LETTERHEAD

                                                               February 28, 2001



NUI Holding Company
550 Route 202-206, Box 760
Bedminster, New Jersey  07921-0760

Ladies and Gentlemen:

     I have acted as counsel to NUI Holding Company, a New Jersey Corporation (the "Company"), in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 33-51459) (the "Post-Effective Amendment"). I have examined the Post-Effective Amendment in the form proposed to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, in connection with the assumption by the Company of NUI Direct: A Common Stock Investment Plan ("NUI Direct") and pursuant thereto, the issuance and sale of shares of Common Stock of the Company, without par value (the "Common Stock").

     In my opinion, the Common Stock issued pursuant to NUI Direct will be validly issued, fully paid and non-assessable when: (a) the Post-Effective Amendment is filed with the Commission and declared effective, (b) the issuance and sale of the Common Stock pursuant to NUI Direct is duly authorized by the Company's Board of Directors, and (c) the Common Stock is appropriately issued and delivered to the purchaser or purchasers thereof in accordance with NUI Direct and the Company receives payment therefor.

     I hereby consent to the filing of this opinion as an Exhibit to the Post-Effective Amendment.

                                                Very truly yours,

                                                /s/ James R. Van Horn

                                                James R. Van Horn
                                                Chief Administrative Officer,
                                                  General Counsel and Secretary